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                                                                    EXHIBIT 12.1

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                                             NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                         SEPTEMBER 30
                                              ----------------------------------------------------------    --------------------
                                                 1999        2000        2001        2002         2003       2003          2004
                                              ---------   ---------   ---------   ---------    ---------    ------        ------
Pretax income from continuing operations      $  24,547   $  37,446   $ 139,983   $ 106,941    $ 130,266    $ 98.3        $111.0
Less: Income from equity investees                  725         729         918         750          750        --           0.2
Less: Minority interest                              --          --          99          --         (100)     (0.1)          2.4
Distributed income from equity investees            920         453         735       1,374        1,250        --            --
Amortization of capitalized interest              8,070       9,711      34,241      28,133       35,348      25.9          39.7
Interest expense                                  1,837       3,282       1,087         257        1,673        --            --
Fixed charges                                    11,261      17,051      26,297      30,482       62,186      40.8          49.3
Less: Interest capitalized during the
   period                                         9,339      13,212      22,067      27,742       55,139      40.1          48.4
                                              ---------   ---------   ---------   ---------    ---------    ------        ------
Earnings                                      $  36,571   $  54,002   $ 179,259   $ 138,695    $ 174,934    $125.0        $149.0
                                              =========   =========   =========   =========    =========    ======        ======



Net amortization of debt discount and
   premium and issuance expense               $      --   $     240   $   1,735   $   1,474    $   3,840    $  0.5        $  0.6
Interest portion of rental expense                   85         199         589         589          750       0.2           0.3
Interest incurred, whether expensed or
   capitalized                                   11,176      16,612      23,973      28,419       57,596      40.1          48.4
                                              ---------   ---------   ---------   ---------    ---------    ------        ------
Fixed Charges                                    11,261      17,051      26,297      30,482       62,186    $ 40,8        $ 49.3
                                              =========   =========   =========   =========    =========    ------        ------

Ratio of Earnings to Fixed Charges                  3.2         3.2         6.8         4.6          2.8       3.1           3.0
                                              =========   =========   =========   =========    =========    ======        ======

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